EXHIBIT (99)(a)
Clark Equipment Company
100 North Michigan St.
P.O. Box 7008
South Bend, Indiana 46634


                             NEWS RELEASE


Contact:  Joe Fimbianti                      Release Date:  Immediate
          219-239-0176


          CLARK EQUIPMENT COMPANY ANNOUNCES YEAR-END RESULTS


SOUTH BEND, INDIANA, January 26, 1995-- Clark Equipment Company (NYSE:
CKL) today reported 1994 net income of $161.9 million, or $9.30 per share. This compares to 1993 net income of $48.0 million, or $2.76 per share. Included in the 1994 results is $99.1 million, or $5.69 per share, from two discontinued businesses -- CAPCO and VME Group N.V. The gain from CAPCO, which is Clark's former Brazilian automotive components company, was $34.1 million, or $1.96 per share. Clark's share of VME's 1994 earnings was $65.0 million, or $3.73 per share. Separately, Clark announced plans to offer its shares of VME Group N.V., its 50-percent-owned joint venture, in an initial public offering during first quarter 1995 (copy attached). Clark reported VME results as a discontinued operation. The announcements were made by Leo J. McKernan, Clark chairman, president and chief executive officer.

Full-year 1993 net income of $48.0 million, or $2.76 per share, included $12.5 million, or $0.72 per share, from CAPCO and $14.0 million, or $0.80 per share, from VME.  Clark sales for 1994 continuing operations were $946.6 million, up 37 percent from $692.0 million in 1993.

In making the announcement, Mr. McKernan said, "Clark's operating businesses continued to make excellent gains in 1994. Continuing consolidated operations, which include Melroe Company, Clark-Hurth Components and Blaw-Knox Construction Equipment Corporation, delivered profits of $63.3 million, up 193 percent from $21.6 million in 1993, on a sales increase of 37 percent. All Clark businesses produced increased earnings, operating margins and operating cash flow."

In fourth quarter 1994, Clark recorded total net income of $40.2 million, or $2.31 per share, compared to $18.4 million, or $1.06 per share, in 1993. Fourth quarter results from continuing operations were $19.9 million, or $1.14 per share, in 1994 compared to $4.8 million, or $0.28 per share in 1993. Operating earnings from both consolidated operations and VME improved substantially. LIFO adjustments were not material in either 1993 or 1994.




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Discussing the performance of Clark's core businesses, Mr. McKernan said, "Strong markets throughout North America spurred Melroe 1994 sales to a new record, $604.1 million, up 29 percent compared to 1993. Fourth quarter North American shipments rose more than 20 percent compared to fourth quarter 1993." He added that fourth quarter European shipments also improved compared to somewhat sluggish results during the same period in 1993. Overall, European full-year 1994
sales were up slightly for skid-steer loaders.   Increased shipments
to Italy, France and Spain offset declines in Germany. During 1994, Bobcat sales of mini-excavators grew rapidly in both North America and Europe.

Regarding the company's off-highway driveline components business, Mr. McKernan said, "Continuing strength in the North American construction machinery market and a steady improvement in Europe increased Clark-Hurth sales and earnings in the fourth quarter as well as for the full year. Order rates remained at high levels with fourth quarter orders more than 60 percent above the same period in 1993. Full-year 1994 orders were more than 50 percent above 1993 levels." He added that Clark-Hurth's full-year shipments grew 30 percent compared to 1993, reflecting the growing economic recovery in most major markets as well as share gains in transaxles, mid-sized transmissions and Hurth axles.

Discussing Clark's May 1994 acquisition of the nation's leading asphalt paving equipment manufacturer, Mr. McKernan remarked, "Blaw-Knox showed steady improvement in the fourth quarter, with shipments up 15 percent from 1993. Full-year shipments grew 20 percent from 1993 levels. Blaw-Knox sales gains came primarily from North American markets, while European sales remained flat in a stagnant market." He also said that Blaw-Knox profitability continued to be strong, reflecting increased product sales, record parts shipments and cost-reduction programs.

Incoming orders were $269.0 million in fourth quarter 1994, compared to $260.0 million in third quarter 1994 and $178.0 million in fourth quarter 1993. Order backlogs at December 31, 1994, were $221.0 million, compared to $125.0 million at year-end 1993. Orders and backlog in 1993 do not include Blaw-Knox, which was acquired in May 1994.

Looking ahead, Mr. McKernan said, "The outlook for 1995 is excellent. Demand in our core businesses is unusually strong for the first quarter. Given current order levels and performance, we anticipate that first quarter 1995 sales and earnings will offset the normal seasonal decline and exceed fourth quarter 1994 results. Overall, we believe that 1995 will be another year of strong growth for Clark's core businesses."

Clark Equipment Company's core businesses design, manufacture and sell skid-steer loaders, highway paving and construction equipment, and axles and transmissions for off-highway equipment.



                                  -6-





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CLARK EQUIPMENT COMPANY AND CONSOLIDATED SUBSIDIARIES
STATEMENT OF INCOME AND RETAINED EARNINGS (AUDITED)
                                                                 For the Period Ended December 31,
(Amounts in Thousands, except per share data)              Fourth Quarter           Twelve Months
                                                         1994        1993*       1994        1993*
Net sales............................................$   249,701 $   174,536 $   946,599 $    692,022

Operating costs and expenses:
   Cost of goods sold................................    199,426     144,487     747,492      557,138
   Selling, general and
      administrative expenses........................     24,445      25,416     107,668      102,699
                                                         223,871     169,903     855,160      659,837
Operating income.....................................     25,830       4,633      91,439       32,185

Other income, net....................................      7,106       4,888      21,171       15,016
Interest expense.....................................     (4,809)     (5,446)    (19,966)     (21,426)
Pre-tax income from consolidated operations..........     28,127       4,075      92,644       25,775
Provision for income taxes...........................      7,908        (743)     29,329        4,196
Income from consolidated operations..................     20,219       4,818      63,315       21,579
Equity in net loss
   of associated company.............................       (335)          0        (500)           0
Income from continuing operations....................     19,884       4,818      62,815       21,579
Discontinued operations:
   Income from operations............................     20,337      13,576      66,236       20,290
   Gain on sale......................................          0           0      32,884            0
Income from discontinued operations..................     20,337      13,576      99,120       20,290
Income before effect of
   change in accounting principle....................     40,221      18,394     161,935       41,869
Effect of accounting change--income taxes............          -           -           -        6,150
Net income...........................................     40,221      18,394     161,935       48,019

Add: Income retained
   at beginning of period............................    214,422      74,471      92,708       44,869
Deduct: Excess cost of treasury shares issued over
   the cost of certain employee benefits.............          0         157           0          180
Income retained at end of period.....................$   254,643 $    92,708 $   254,643 $     92,708

Income per share:
   From continuing operations........................$      1.14 $       .28 $      3.61 $       1.24
   From discontinued operations:
      VME operations.................................       1.17         .60        3.73          .45
      CAPCO operations...............................          -         .18         .07          .72
      Gain on sale of CAPCO..........................          -           -        1.89            -
   From effect of accounting change..................          -           -           -          .35
   Net income........................................$      2.31 $      1.06 $      9.30 $       2.76

Average number of shares.............................     17,402      17,425      17,412       17,421
Number of shares outstanding
   at end of period..................................     17,401      17,402      17,401       17,402

* Restated to reflect the deconsolidation of the automotive business and relect the equity in net income of VME Group NV as a discontinued operation.
                                                                 - 7 -
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
CLARK EQUIPMENT COMPANY AND CONSOLIDATED SUBSIDIARIES
CONDENSED BALANCE SHEET (AUDITED)
(Amounts in Thousands)                                    Dec.31     Dec.31
                                                           1994       1993
ASSETS
Current Assets:
   Cash, equivalents, and short-term investments.......$  228,604 $  235,828
   Accounts and notes receivable........................  108,460     77,103
   Accounts receivable from associated companies........    1,085      2,041
   Refundable income taxes..............................        0      3,543
   Inventories..........................................  123,728    104,841
   Deferred tax assets--net.............................   24,384     29,202
   Other current assets.................................    8,862      9,213
      Total current assets..............................  495,123    461,771
Investments and advances--associated companies..........   12,555    122,106
Investment in discontinued operations-
     VME Group NV.......................................  195,943          0
Deferred tax assets--net ...............................  100,402     97,357
Property, plant and equipment--net......................  181,139    201,924
Assets held for sale....................................        0      6,765
Goodwill................................................  167,272     67,461
Other assets............................................   41,465     45,890
      Total assets.....................................$1,193,899 $1,003,274

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
   Notes payable.......................................$   11,944 $   22,512
   Accounts payable and accrued liabilities.............  157,128    150,142
   Income taxes payable.................................    1,547      4,139
   Accrued postretirement benefits......................   21,132     19,560
   Deferred income taxes................................      715        800
   Current installments on long-term debt...............   12,140      9,612
      Total current liabilities.........................  204,606    206,765
Long-term borrowings....................................  193,294    204,770
Other non-current liabilities...........................   93,994     79,686
Accrued postretirement benefits.........................  241,837    233,239
Deferred income taxes...................................    8,008     10,661
      Total liabilities.................................  741,739    735,121
Stockholders' Equity:
   Capital stock........................................  324,067    323,540
   Retained earnings....................................  254,643     92,708
   Cumulative translation and other adjustments.........  (47,211)   (67,083)
   Common stock held in treasury at cost................  (53,470)   (49,728)
   Leveraged Employee Stock Ownership
      Plan shares.......................................  (25,869)   (31,284)
      Total stockholders' equity........................  452,160    268,153
      Total liabilities and stockholders' equity.......$1,193,899 $1,003,274

Debt/Capitalization Ratio...............................     32.5%      46.9%
Current year capital expenditures......................$   39,119 $   29,877
Current year depreciation charges......................$   33,800 $   36,379

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